FOR IMMEDIATE RELEASE

Digital Lifestyles Group enters into Marketing and Licensing Agreement with Corion Industrial Corp,
USA for distribution of products under the Digital Lifestyle Brand

• Digital Products® currently being shown at the Consumer Electronics Show in Las Vegas

WALNUT, CA— (MARKET WIRE)— January 9, 2007 — Digital Lifestyles Group Inc. (DLFG.PK) today announced that it has entered into a marketing and licensing agreement with Corion Industrial Corp., USA pursuant to which Digital will represent and market Corion and its products in North and South America. Additionally, Digital has granted Corion the non-exclusive license to use the Digital Lifestyles® mark on its products in the same territory.

Digital and Corion have currently developed a product line of LCD TV’s, HD LCD TV’s and computer monitors bearing the Digital Lifestyle® mark which is currently being shown at the Consumer Electronics Show in Las Vegas. Under the terms of the two year agreement, Digital will represent Corion, on a non-exclusive basis, and will be paid a combined commission and royalty fee of 1.25% based upon the net sales of the products sold under the Digital Lifestyles® brand. Corion shall be entitled to terminate the agreement upon 30 days written notice if Digital breaches any provisions of the agreement or if no orders are taken for 120 successive days during the term of the agreement.

About Digital Lifestyles Group Inc.

Digital Lifestyles Group Inc. is a consumer electronics company that markets consumer electronic products under the Digital Lifestyles ® brand. Digital Lifestyles is based out of Walnut, CA. More information about Digital Lifestyles Group will be made available upon request.

About Corion Industrial Corp., USA

Corion Industrial Corp., USA, through its consumer electronics division, distributes LCD HDTV’s, computer monitors, compact disks, DVD and dram memory throughout the United States. The Company is headquartered out of San Jose, California.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made within the meaning of Section 27A of the Securities Act of 1933, as amended, and the provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Digital Lifestyles Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the ability for the Company to raise sufficient funds to operate the business going forward, the ability of the Company to have enough resources to successfully implement its future plans including the ability to generate positive cash flow from operations and the ability of the Company to satisfy its existing creditors, the general acceptance of the Company’s products in the marketplace, the ability of the Company to compete with its competitors and other risks detailed in the company’s periodic report filings with the Securities and Exchange Commission. There can be no assurance that any estimations or projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Investor Contact:

Andy Teng
(626) 625-5705